EXHIBIT 99.1
Execution Copy

STOCK PURCHASE AGREEMENT

Stock Purchase Agreement, dated as of August 7, 2014 (the “Agreement”), by and among the persons set forth on the signature page hereto under the heading “Purchaser” (collectively, the “Purchaser”), the persons set forth on the signature pages hereto under the heading “Seller” (each, a “Seller” and, collectively, the “Sellers”) and Dennis J. Wilson, individually (“Mr. Wilson” and, collectively with the Sellers, the “Seller Parties”).

WHEREAS, the Seller Parties desire to sell to the Purchaser, and the Purchaser desires to purchase from the Seller Parties the Purchased Shares (as defined herein); and

WHEREAS, each of the parties has determined that it is in their best interests to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the agreements contained in this Agreement, and intending to be legally bound by this Agreement, the Purchaser and the Seller Parties agree as follows:

1.           Definitions.  As used in this Agreement, the following terms shall have the respective meanings set forth in this Section 1:

“Affiliate” of a specified Person means any other Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person.  The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Beneficial Ownership” or “Beneficially Own” shall have the meaning given such term in Rule 13d-3 under the Exchange Act, and a Person’s Beneficial Ownership of securities shall be calculated in accordance with the provisions of such Rule; provided, however, that for purposes of determining any Person’s Beneficial Ownership, such Person shall be deemed to be the Beneficial Owner of any equity securities which may be acquired by such Person, whether within sixty (60) days or thereafter, upon the conversion, exchange, redemption or exercise of any warrants, options, rights or other securities issued by the Company or Lulu Canadian Holding, Inc.

“Board of Directors” or “Board” shall mean the Company’s board of directors.

“Company” means lululemon athletica inc., a Delaware corporation.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Governmental Authority” means any:  (i) foreign, federal, state or local government, court, tribunal, administrative agency or department; (ii) other governmental, government appointed or regulatory authority; or (iii) quasi-governmental authority exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

“HSR Act” means Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended.

“Laws” means, with respect to any Person, all foreign, federal, state and local statutes, laws, common law, ordinances, judgments, decrees and orders and all governmental rules and regulations applicable to such Person.

“Lien” means any lien, deed of trust, security interest, mortgage, pledge, claim lease, charge, option, right of first refusal, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, or any other similar restriction or other encumbrance of any kind that secures the payment or performance of an obligation or otherwise affects the right, title or interest in any property.

“Person” means any natural person, corporation, limited liability company, partnership, trust, Governmental Authority or other entity.

“Reports” shall mean all periodic reports, registration statements and proxy statements, together with any amendments required to be made with respect thereto, that were required to be filed with the SEC under the Securities Act or the Exchange Act.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Subsidiary” shall mean as to any Person, any Person (a) of which such first Person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power, or (b) of which such first Person possesses the right to elect more than 50% of the directors or Persons holding similar positions.

“Support Agreement” shall mean that certain Support Agreement dated as of the date hereof among the Purchaser, Mr. Wilson and the Company.

2.           Purchase; Closing.

2.1           Purchase.  On the terms and subject to the conditions herein, on the Closing Date, Mr. Wilson agrees to sell or cause to be sold by a Seller an aggregate number of shares of 20,105,279 shares (the “Purchased Shares”) of the Company’s common stock, par value $0.005 per share (the “US Company Common Stock”), it being acknowledged and agreed that all or a portion of the Purchased Shares may in the form of the right to receive shares of US Company Common Stock on the exchange or retraction of the exchangeable common shares of Lulu Canadian Holding, Inc., no par value per share, which has been initiated prior to the Closing but not yet completed, in each case free and clear of any Liens (other than restrictions arising under applicable securities Laws and restrictions set forth in the Support Agreement), for an aggregate purchase price of $844,421,718.00 (the “Purchase Price”).  The Purchase Price shall be reduced by any amounts received subsequent to the date hereof and prior to the Closing by a Seller Party or any Affiliate thereof in respect of any dividend or other distribution by the Company or Lulu Canadian Holding, Inc., as applicable, in respect of Beneficial Ownership of the Purchased Shares or the corresponding exchangeable common shares of Lulu Canadian Holding, Inc., no par value per share, owned by Mr. Wilson as of the date hereof.

2.2           Closing.

(a)           Subject to the satisfaction or waiver of the conditions set forth in this Agreement, the closing of the purchase and sale of the Purchased Shares referred to in Section 2.1 (Purchase) pursuant to this Agreement (the “Closing”) shall be held at the offices of Choate, Hall & Stewart LLP, Two International Place, Boston, Massachusetts 02110, at 10:00 a.m. Boston time on the fifth business day after the satisfaction or waiver of the latest to occur of the conditions set forth in Section 2.3 (Closing Conditions) (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction) or at such other date, time and place as the Purchaser and Mr. Wilson agree (the “Closing Date”).

(b)           Subject to the satisfaction or waiver on or prior to the Closing Date of the applicable conditions to the Closing in Section 2.3 (Closing Conditions), at the Closing:

(i)           Mr. Wilson will sell or cause to be sold by a Seller to the Purchaser the Purchased Shares; and

(ii)           the Purchaser will deliver or cause to be delivered to a bank account designated by Mr. Wilson in writing at least two (2) business days prior to the Closing Date, the Purchase Price by wire transfer of immediately available funds.

2.3           Closing Conditions.

(a)           The obligation of each of the Purchaser and the Seller Parties to effect the Closing is subject to the satisfaction or written waiver by each of the Purchaser and Mr. Wilson at or prior to the Closing of the following conditions:

(i)           no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Authority, and no Law shall be in effect restraining, enjoining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(ii)           there shall not be any action, proceeding or litigation instituted, commenced, pending or threatened by or before any Governmental Authority that would or that seeks or that is reasonably likely to result in a judgment that could prevent, delay, unwind or impose material limitations or conditions on the transactions contemplated by this Agreement;

(iii)           all applicable waiting periods (and any extension thereof) prescribed by the HSR Act shall have expired or shall have been terminated; and

(iv)           the transactions pursuant to the Support Agreement shall have been or will be concurrently consummated.

(b)           The obligation of the Purchaser to effect the Closing is also subject to the satisfaction or written waiver by the Purchaser at or prior to the Closing of the following conditions:

(i)           the representations and warranties of the Seller Parties set forth in Section 2.4(b) (Representations and Warranties of the Seller Parties) hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date; and

(ii)           each of the Seller Parties shall have performed in all material respects all obligations required to be performed by it pursuant to this Agreement prior to the Closing.

(c)           The obligation of each Seller Party to effect the Closing is also subject to the satisfaction or written waiver by such Seller Party at or prior to the Closing of the following conditions:

(i)           the representations and warranties of the Purchaser set forth in Section 2.4(a) (Representations and Warranties of the Purchaser) hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date; and

(ii)           the Purchaser shall have performed in all material respects all obligations required to be performed by it pursuant to this Agreement prior to the Closing.

2.4           Representations and Warranties.

(a)           Representations and Warranties of the Purchaser.  The Purchaser hereby makes the following representations and warranties contained in this Section 2.4(a) to each Seller Party.

(i)           Organization and Authority.  The Purchaser is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would reasonably be expected to materially and adversely affect the Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis, and the Purchaser has the power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is now being conducted.

(ii)           Authorization.

(A)           The Purchaser has the power and authority to enter into this Agreement and to carry out its obligations hereunder.  The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Purchaser, and no further approval or authorization by any of its partners is required.  This Agreement has been duly and validly executed and delivered by the Purchaser and assuming due authorization, execution and delivery by the other parties, is a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(B)           Neither the execution, delivery and performance by the Purchaser of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Purchaser with any of the provisions hereof, will (1) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of the Purchaser under any of the terms, conditions or provisions of (x) its governing instruments or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Purchaser is a party or by which it may be bound, or to which the Purchaser or any of the properties or assets of the Purchaser may be subject, or (2) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any Law applicable to the Purchaser or any of its properties or assets except in the case of clauses (1)(y) and (2) for such violations, conflicts and breaches as would not reasonably be expected to materially and adversely affect the Purchaser’s ability to perform its respective obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(3)           Other than the approval or expiration of applicable waiting periods under the HSR Act no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Authority, nor expiration or termination of any statutory waiting period, is necessary for the consummation by the Purchaser of the transactions contemplated by this Agreement.

(iii)           Purchase for Investment.  The Purchaser acknowledges that the purchase of the Purchased Shares to be purchased by it hereunder has not been registered under the Securities Act or under any state securities Laws.  The Purchaser (A) acknowledges that it is acquiring the Purchased Shares to be purchased by it hereunder pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Purchased Shares to any Person in violation of applicable securities Laws, (B) will not sell or otherwise dispose of any of the Purchased Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (C) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Purchased Shares and of making an informed investment decision, (D) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act), (E) is a “qualified institutional buyer” (as that term is defined in Rule 144A of the Securities Act), and (F) (1) has reviewed the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2014, all subsequent Reports, (2) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Purchased Shares, (3) has had an opportunity to discuss with management of the Company the intended business and financial affairs of the Company and to obtain information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to it or to which it had access and (4) can bear the economic risk of (x) an investment in the Purchased Shares indefinitely and (y) a total loss in respect of such investment.  The Purchaser has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of and form an investment decision with respect to its investment in the Purchased Shares and to protect its own interest in connection with such investment, and has evaluated the merits and risks of the transactions contemplated hereby based exclusively on its own independent review of the representations and warranties contained herein and consultations with such investment, legal, tax, accounting and other advisers as it deemed necessary.  The Purchaser has made its own decision concerning the transactions contemplated hereby without reliance on any representation or warranty of, or advice from, the Seller Parties.

(v)           Limitation on Information.  None of the Seller Parties or any of their respective Affiliates (1) has been requested to or has provided the Purchaser with any information or advice with respect to the Purchased Shares nor is such information or advice necessary or desired, or (2) has made or makes any representation as to the Company.

(vi)           Material Nonpublic Information.  The Purchaser acknowledges and understands that the Seller Parties and their respective Affiliates may possess material nonpublic information regarding the Company not known to the Purchaser that may impact the value of the Purchased Shares, including, without limitation, (A) information received by the Seller Parties and their respective Affiliates in their capacities as directors, significant stockholders and/or affiliates of the Company, (B) information otherwise received from the Company on a confidential basis, and (C) information received on a privileged basis from the attorneys and financial advisers representing the Company and the Board of Directors (collectively, the “Information”).  The Purchaser understands, based on its experience, the disadvantage to which the Purchaser is subject due to the disparity of information between the Seller Parties and the

Purchaser.  Notwithstanding such disparity, the Purchaser has deemed it appropriate to enter into this Agreement and to consummate the transactions contemplated hereby.

(vii)           Limitation on Liability.  The Purchaser agrees that none of the Seller Parties or their respective Affiliates shall have any liability to the Purchaser or its Affiliates, principals, stockholders, partners, employees, agents, grantors or beneficiaries, whatsoever due to or in connection with any Seller Party’s use or non-disclosure (in connection with the transactions contemplated hereby) of the Information, and the Purchaser hereby irrevocably waives any claim that it might have based on the failure of any Seller Party to disclose the Information in connection with the transactions contemplated by this Agreement.

(viii)           Financial Capability.  The Purchaser currently has available funds necessary to consummate the Closing on the terms and conditions contemplated by this Agreement.  The Purchaser is not aware of any reason why the funds sufficient to fulfill its obligations under Section 2 will not be available on the Closing Date.

(ix)           Brokers and Finders.  No Purchaser or any of its Affiliates or any of their respective officers, directors, employees or agents has employed any broker or finder for which the Company or the Seller Parties will incur any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees.

(b)           Representations and Warranties of the Seller Parties.  Each Seller Party severally, but not jointly, hereby makes the following representations and warranties contained in this Section 2.4(b), solely with respect to such Seller Party, to the Purchaser.

(i)           Organization and Authority.  To the extent the Seller Party is not a natural Person, the Seller Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would reasonably be expected to materially and adversely affect the Seller Party’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis, and the Seller Party has the corporate or other power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is now being conducted.

(ii)           Authorization.

(A)           To the extent the Seller Party is not a natural Person, such Seller Party has the corporate or other power and authority to enter into this Agreement and to carry out its obligations hereunder.  To the extent the Seller Party is not a natural Person, such Seller Party has all requisite power, authority and legal capacity to enter into this Agreement and to carry out its obligations hereunder.  To the extent the Seller Party is not a natural Person, the execution, delivery and performance of this Agreement by such Seller Party and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of such Seller Party, and no further approval or authorization by any of its managers or directors, as applicable, or partners or stockholders, as applicable, is required.  This Agreement has been duly and validly executed and delivered by each Seller Party and assuming due authorization, execution and delivery by the other parties, is a valid and binding obligation of such Seller Party enforceable against such Seller Party in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(B)           Neither the execution, delivery and performance by each Seller Party of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Seller Party with any of the provisions hereof, will (1) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of such Seller Party under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such Seller Party is a party or by which it may be bound, or to which such Seller Party or any of the properties or assets of such Seller Party may be subject, or (2) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any Law applicable to such Seller Party or any of its properties or assets except in the case of clauses (1) and (2) for such violations, conflicts and breaches as would not reasonably be expected to materially and adversely affect such Seller Party’s ability to perform its respective obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(C)           Other than the approval or expiration of applicable waiting periods under the HSR Act no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Authority, nor expiration or termination of any statutory waiting period, is necessary for the consummation by the Seller Party of the transactions contemplated by this Agreement.

(iii)           Ownership of the Purchased Shares.  Mr. Wilson is the record and Beneficial Owner of and has good and valid title to the that number of exchangeable common shares of Lulu Canadian Holding, Inc., no par value per share, corresponding to the Purchased Shares, free and clear of any and all Liens.  Prior to the Closing, each Seller shall be the record owner of and have good and valid title to the Purchased Shares to be sold by it to the Purchaser hereunder, free and clear of any and all Liens.

(iv)           Brokers and Finders.  No Seller Party or any its respective Affiliates or any of their respective officers, directors, employees or agents has employed any broker or finder for which the Company or the Purchaser will incur any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees.

2.5           Pre-Closing Covenants.

(a)           Filings; Other Actions.  During the period commencing on the date hereof and terminating on the earlier to occur of (i) the Closing and (ii) the termination of this Agreement in accordance with the provisions hereof (the “Pre-Closing Period”), each of the parties will cooperate and consult with the other and use reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Authorities, and the expiration or termination of any applicable waiting period, necessary or advisable to consummate the transactions contemplated by this Agreement, and to perform the covenants contemplated by this Agreement.  Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other parties may reasonably request to consummate or implement such transactions or to evidence such events or matters.  In particular, the Purchaser and the Seller Parties shall use all commercially reasonable efforts to obtain or submit, as the case may be, as promptly as practicable following the date hereof (and in any event within ten (10) business days of the date hereof), the approvals and authorizations of, filings and registrations with, and notifications to, or expiration or termination of any applicable waiting period, under the HSR Act, in each case, with respect to the transactions contemplated hereby.  Without limiting the foregoing, the Purchaser and the Seller Parties shall prepare and file a Notification and Report Form pursuant to the HSR Act in connection with the transactions contemplated by this Agreement, and the Purchaser shall be responsible for the filing fee associated therewith.  The Purchaser and the Seller Parties will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, all the information relating to such other party, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement.  Each of the parties hereto agrees to act reasonably and as promptly as practicable in connection with the foregoing.  Each party hereto agrees to keep the other parties apprised of the status of matters referred to in this Section 2.5(a).  Each party shall promptly furnish to the others, to the extent permitted by Law, copies of written communications received by it from any Governmental Authority in respect of the transactions contemplated by this Agreement.

(b)           Reasonable Best Efforts to Close.  During the Pre-Closing Period, the parties will use reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary under applicable Laws so as to permit consummation of the transactions contemplated hereby as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate reasonably with the other party hereto to that end, including in relation to the satisfaction of the conditions to Closing set forth in Section 2.3 (Closing Conditions) and cooperating in seeking to obtain any consent required from Governmental Authorities.

2.6           Termination.

(a) Termination. Prior to the Closing, this Agreement may only be terminated:

(i)           by mutual written agreement of the Purchaser and Mr. Wilson;

(ii)           by the Purchaser or Mr. Wilson, upon written notice to the other parties given at any time on or after the day that is 100 days after the date hereof; provided, however, that the right to terminate this Agreement pursuant to this Section 2.6(a)(ii) shall not be available to any party whose failure to fulfill any representations, warranties, covenants or obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(iii)           by written notice given by the Purchaser to Mr. Wilson, if there have been one or more inaccuracies in or breaches of one or more representations, warranties, covenants or agreements made by the Seller Parties in this Agreement such that the conditions in Section 2.3(b) (Conditions to Closing of Purchaser) would not be satisfied and which have not been cured by the applicable party after thirty (30) days written notice by the Purchaser to Mr. Wilson thereof requesting such inaccuracies or breaches to be cured;

(iv)           by written notice given by Mr. Wilson to the Purchaser, if there have been one or more inaccuracies in or breaches of one or more representations, warranties, covenants or agreements made by the Purchaser in this Agreement such that the conditions in Section 2.3(c) (Conditions to Closing of Seller Parties) would not be satisfied and which have not been cured by the applicable party after thirty (30) days written notice by Mr. Wilson to the Purchaser thereof requesting such inaccuracies or breaches to be cured; or

(v)           upon termination of the Support Agreement.

(b)           Effects of Termination.  In the event of any termination of this Agreement in accordance with Section 2.6(a) (Termination), no party (or any of its Affiliates) shall have any liability or obligation to any other party (or any of its Affiliates) under or in respect of this Agreement, except to the extent of (i) any liability arising from any breach by such party of its obligations of this Agreement arising prior to such termination and (ii) any fraud or intentional or willful breach of this Agreement.  In the event of any such termination, this Agreement shall become void and have no effect, and (if such termination is prior to the Closing) the transactions contemplated hereby shall be abandoned without further action by the parties hereto, in each case, except (x) as set forth in the preceding sentence and (y) that the provisions of Section 8 (Miscellaneous) shall survive the termination of this Agreement.

2.7          Registration Rights Agreement.  Following the Closing until such time as the Purchaser and its permitted assigns (collectively, the “Purchaser Parties”) no longer Beneficially Own at least 5,000,000 shares of US Company Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization) that are not freely sellable within a 3 month period without the necessity of the Company filing a registration statement therefor, Mr. Wilson shall not permit the amendment or modification, in a manner that would adversely effect a Purchaser Party, of the Amended and Restated Registration Rights Agreement, dated as of December 12, 2012, by and among the Company and the parties named therein.

2.8           Tender of Shares.  Prior to the Closing and other in connection with the consummation of the transactions contemplated hereby, no Seller Party shall permit the Company, Lulu Canadian Holding, Inc. or an Affiliate thereof to redeem, repurchase or acquire any capital stock of the Company or Lulu Canadian Holding, Inc. that are Beneficially Owned or owned of record by such Person, other than in connection with the exchange or retraction of exchangeable common shares of Lulu Canadian Holding, Inc., no par value per share.

3.           Miscellaneous.

3.1           Governing Law. This Agreement shall be governed in all respects by the Laws of the State of Delaware without regard to any choice of laws or conflict of laws provisions that would require the application of the Laws of any other jurisdiction.

3.2           Jurisdiction; Enforcement.  The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that each of the parties shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).  In addition, each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).  The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.  Each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Each party hereby consents to service being made through the notice procedures set forth in Section 3.6 (Notices) and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 3.6 (Notices) shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement.  EACH OF THE PARTIES KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WITH AND UPON THE ADVICE OF COMPETENT COUNSEL IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

3.3           Successors and Assigns. Except as otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties; provided, however, the rights of the Purchaser under this Agreement shall not be assignable to any Person other than Affiliates of the Purchaser (excluding portfolio companies of the Purchaser) without the consent of Mr. Wilson, such consent not to be unreasonably withheld, conditioned or delayed; provided further that, for the avoidance of doubt, Purchaser shall have the ability to transfer its rights (but not its obligations as to which Purchaser shall remain bound) under this Agreement, or to reallocate the Purchased Shares, to any Affiliate or managed fund (excluding any portfolio company of the Purchaser) without the consent of any party.

3.4           No Third-Party Beneficiaries.  Except as expressly set forth in this Agreement, nothing in this Agreement is intended to confer on any Person other than the parties any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including any partner, member, shareholder, director, officer, employee or other Beneficial Owner of any party, in its own capacity as such or in bringing a derivative action on behalf of a party) shall have any standing as third-party beneficiary with respect to this Agreement or the transactions contemplated by this Agreement.

3.5           Entire Agreement.  This Agreement, the Support Agreement and the other documents delivered pursuant to this Agreement constitute the full and entire understanding and agreement among the parties with regard to the subjects of this Agreement and such other agreements and documents.  The parties have voluntarily agreed to define their rights, liabilities and obligations respecting the transactions exclusively in contract pursuant to the express terms and provisions of this Agreement; and the parties expressly disclaim that they are owed any duties not expressly set forth in this Agreement.  None of the parties shall have any remedies or causes of action (whether in contract, tort or otherwise) for any statements, communications, disclosures, failure to disclose, representations or warranties not set forth in this Agreement.  Each party acknowledges that (i) each other party is relying on such party’s representations, warranties, acknowledgments and agreements in this Agreement as a condition to proceeding with the transactions contemplated hereby; and (ii) without such representations, warranties and agreements, the other parties would not enter into this Agreement or engage in the transactions contemplated hereby.  For purposes of this Agreement, the act or omission of any one Seller Party shall be attributed to each Seller Party.  In no event shall any Seller Party be responsible for any act or omission of the Purchaser , and in no event shall the Purchaser be responsible for any act or omission of any Seller Party.

3.6           Notices.  Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications required or permitted under this Agreement shall be in writing and shall be mailed by reliable overnight delivery service or delivered by hand, facsimile or messenger as follows:

If to the Purchaser:

c/o Advent International Corporation
75 State Street
Boston, Massachusetts  02109
Attention:  David Mussafer, Steve Collins and James Westra
Facsimile:  (617) 951-0568
Email:   dmm@adventinternational.com
scollins@adventinternational.com, and
jwestra@adventinternational.com

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP
100 Federal Street
Boston, Massachusetts  02110
Attention:  Marilyn French
Facsimile:  617-772-8333
Email:  Marilyn.french@weil.com

If to a Seller Party:

Dennis J. Wilson
21 Water Street, Suite 600
Vancouver, B.C.
Canada  V6B 1A1

with a copy to (which shall not constitute notice):

McCullough, O’Connor, Irwin LLP
Oceanic Plaza

1066 Hastings Street, Suite 2600
Vancouver, B.C.
Canada  V6E 3X1
Attention:  Jonathan McCullough
Facsimile:  (604) 687-7099
Email:  jmccullough@moisolicitors.com

and with a copy to (which shall not constitute notice):

Choate, Hall & Stewart LLP
Two International Place
Boston, MA  02110
Attention:  John R. Pitfield
Facsimile:  (617) 248-5000
Email:  jpitfield@choate.com

or in any such case to such other address, facsimile number or telephone as either party may, from time to time, designate in a written notice given in a like manner. Notices shall be deemed given when actually delivered by overnight delivery service, hand or messenger, or when received by facsimile if promptly confirmed.

3.7           Delays or Omissions.  No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of or acquiescence to any breach or default, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

3.8           Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only if such amendment or waiver is in writing and signed, in the case of an amendment, by each of the parties or, in the case of a waiver, by the party or parties against whom the waiver is to be effective.

3.9           Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format, each of which may be executed by less than all the parties, each of which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one instrument.

3.10           Severability.  If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms.

3.11           Titles and Subtitles; Interpretation.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.  When a reference is made in this Agreement to a Section, Schedule or Exhibit, such reference shall be to a Section, Schedule or Exhibit of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to in this Agreement means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes.  Each of the parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by each of the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PURCHASER:

Advent International GPE VII-A Limited Partnership
Advent International GPE VII-E Limited Partnership
Advent International GPE VII-H Limited Partnership
By:	GPE VII GP Limited Partnership, General Partner
By:	Advent International GPE VII, LLC, General Partner
By:	Advent International Corporation, Manager

By:	/s/ James Westra
Name (Printed): James Westra
Title: Managing Partner

Advent International GPE VII Limited Partnership
Advent International GPE VII-B Limited Partnership
Advent International GPE VII-C Limited Partnership
Advent International GPE VII-D Limited Partnership
Advent International GPE VII-F Limited Partnership
Advent International GPE VII-G Limited Partnership
By:	GPE VII GP (Delaware) Limited Partnership, General Partner
By:	Advent International GPE VII, LLC, General Partner
By:	Advent International Corporation, Manager

By:	/s/ James Westra
Name (Printed): James Westra
Title: Managing Partner

Advent Partners GPE VII Limited Partnership
Advent Partners GPE VII Cayman Limited Partnership
Advent Partners GPE VII – A Limited Partnership
Advent Partners GPE VII – A Cayman Limited Partnership
Advent Partners GPE VII – B Cayman Limited Partnership
Advent Partners GPE VII 2014 Limited Partnership
Advent Partners GPE VII 2014 Cayman Limited Partnership
Advent Partners GPE VII – A 2014 Limited Partnership
Advent Partners GPE VII – A 2014 Cayman Limited Partnership
By:	Advent International GPE VII, LLC, General Partner
By:	Advent International Corporation, Manager

By:	/s/ James Westra
Name (Printed): James Westra
Title: Managing Partner

SELLERS:

WILSON 5 FOUNDATION

By:	0934777 B.C. LTD., as Trustee

By:	/s/ Dennis J. Wilson
Name (Printed): Dennis J. Wilson
Title: Director

1008759 B.C. LTD.

By:	/s/ Dennis J. Wilson
Name (Printed): Dennis J. Wilson
Title: Director

MR. WILSON:

/s/ Dennis J. Wilson
Dennis J. Wilson, individually